                                                               EXHIBIT (a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS) AND
     ANY AND ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       of
                       BEI MEDICAL SYSTEMS COMPANY, INC.
                                       at
                          $6.8426 NET PER COMMON SHARE
                        $13.6852 NET PER SERIES A SHARE
                                       by
                           BROADWAY ACQUISITION CORP.
                          a wholly owned subsidiary of
                         BOSTON SCIENTIFIC CORPORATION

           THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
            ON WEDNESDAY, JUNE 26, 2002, UNLESS THE OFFER IS EXTENDED

    The Offer (as defined herein) is being made pursuant to the terms of an Agreement and Plan of Merger dated as of May 13, 2002 (the "Merger Agreement"), among Boston Scientific Corporation, a Delaware corporation ("Parent"), Broadway Acquisition Corp., a Delaware corporation ("Purchaser") and BEI Medical Systems Company, Inc., a Delaware corporation ("BEI"). The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares (as defined herein) that, together with any Shares owned by Parent, if any, shall constitute
(a) a majority of the then outstanding Common Shares (as defined herein) (including, without limitation, all Common Shares issuable upon the conversion of the Series A Shares (as defined herein) or upon the conversion or exercise of any options, warrants, rights or other convertible securities), or such higher percentage of such class of securities as may be required to approve the Merger (as defined herein) pursuant to the Restated Certificate of Incorporation of BEI, as amended from time to time, or applicable law, and (b) a majority of the outstanding Series A Shares (as defined herein), or such higher percentage of such class of securities as may be required to approve the Merger pursuant to the Restated Certificate of Incorporation of BEI, as amended from time to time, or applicable law, and (ii) the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to certain other conditions contained in this Offer to Purchase. The Offer is not subject to a financing condition. See Sections 1 and 14, which set forth in full the conditions to the Offer.
                           --------------------------

    THE BOARD OF DIRECTORS OF BEI HAS UNANIMOUSLY (i) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE STOCKHOLDERS AGREEMENT (AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF THE SHARES, (ii) APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND (iii) RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, VOTE THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.
                           --------------------------
                                   IMPORTANT

    Any holder of Shares desiring to tender all or any portion of such holder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

    A holder of Shares who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone number as set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                           --------------------------

May 30, 2002

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                   --------
1.   TERMS OF THE OFFER; EXPIRATION DATE.........................      4

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............      6

3.   PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.....      7

4.   WITHDRAWAL RIGHTS...........................................      9

5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     10

6.   PRICE RANGE OF SHARES; DIVIDENDS............................     11

7.   CERTAIN INFORMATION CONCERNING BEI..........................     12

8.   CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.........     12

9.   FINANCING OF THE OFFER AND THE MERGER.......................     13

10.  BACKGROUND OF THE OFFER; CONTACTS WITH BEI; THE MERGER
     AGREEMENT AND RELATED AGREEMENTS............................     14

11.  PURPOSE OF THE OFFER; PLANS FOR BEI AFTER THE OFFER AND THE
     MERGER......................................................     27

12.  DIVIDENDS AND DISTRIBUTIONS.................................     29

13.  POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES,
     NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT
     REGISTRATION................................................     30

14.  CERTAIN CONDITIONS OF THE OFFER.............................     31

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS..............     32

16.  FEES AND EXPENSES...........................................     34

17.  MISCELLANEOUS...............................................     34

SCHEDULES

SCHEDULE I.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND
PURCHASER........................................................      I

                               SUMMARY TERM SHEET

    This summary term sheet highlights selected information from the Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer, and for a complete description of the legal terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

    - We are Broadway Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Boston Scientific Corporation, or BSC. We have been organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. For more details, please see Section 8.

    - Our parent corporation, BSC, is a Delaware corporation, with securities listed on the New York Stock Exchange. BSC is a worldwide developer, manufacturer and marketer of medical devices. The principal offices of BSC are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537. The telephone number of BSC at such location is
      (508) 650-8000. For more details, please see Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are seeking to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, including the associated purchase rights, referred to herein as the Common Shares, and all of the issued and outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share, referred to herein as the Series A Shares, in each case, of BEI Medical Systems Company, Inc., or BEI. For more details, please see the "Introduction" and Section 1.

    - In this Offer, references to "Shares" will be references to both the Common Shares, including associated stock purchase rights, and the Series A Shares of BEI. For more details, please see Section 11.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    - We are offering to pay $6.8426 per BEI Common Share and $13.6852 per BEI Series A Share (rounded to the nearest whole cent after aggregating all Shares held by you), net in cash and without interest thereon. For more details, please see the "Introduction" and Section 1.

    - If you tender your Shares in the Offer, you will not be obligated by BSC to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your Shares pursuant to the Offer. If you own Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. For more details, please see the "Introduction."

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

    - Yes. Certain of the directors and executive officers of BEI, as well as certain holders of Shares have entered into a stockholders agreement with us, whereby they have agreed to tender all of their Shares, and have granted an option to us to purchase the options and warrants they hold to purchase additional Common Shares, in total representing approximately 24.0% of the outstanding Common Shares (including Common Shares issuable upon exercise or conversion of options and warrants held by these stockholders), and approximately 98.8% of the outstanding

      Series A Shares, together which comprise approximately 37.4% of the outstanding voting securities of BEI. These directors and executive officers, together with such stockholders, have also agreed to vote in favor of the Merger and against any competing acquisition proposal. For more details, please see Section 10.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    - We are not obligated to purchase any Shares unless the Shares validly tendered and not properly withdrawn before the expiration of the Offer represent at least a majority of the outstanding Common Shares, including, all Common Shares issuable upon the conversion of the Series A Shares, or upon the conversion or exercise of any options, warrants, rights or other convertible securities, and at least a majority of the Series A Shares, or, in each case, such higher percentage of such class of securities as may be required to approve the Merger pursuant to BEI's Restated Certificate of Incorporation, as amended from time to time, or applicable law. For more details, please see Section 1 and Section 14.

    - We are not obligated to purchase any Shares unless, prior to the expiration of the Offer, the applicable waiting period, if any, under the HSR Act has expired or been terminated. Based on the fact that BEI has reported both its total worldwide assets and annual worldwide net sales to be less than $10,000,000, the parties believe that no filing is required under the HSR Act. For more details, please see Sections 14 and 15.

    - The Offer also is subject to a number of other conditions which are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

    - Yes. The Offer is not subject to a financing condition. BSC will provide the funds necessary to purchase the Shares in the Offer from existing resources or borrowing availability. For more details, please see
      Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    - Because the form of payment consists solely of cash and the Offer is not contingent upon our receipt of financing, we do not believe our financial condition is relevant to your decision to tender in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    - You will have at least until 12:00 midnight, New York City time, on Wednesday, June 26, 2002, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. For more details, please see Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - Subject to the terms of the Merger Agreement and applicable law, we can extend the period of time during which the Offer remains open. We have agreed in the Merger Agreement that we may extend the Offer if certain conditions to the Offer have not been satisfied. We have also agreed in the Merger Agreement that, at the request of BEI, we will extend the Offer if certain conditions to the Offer have not been satisfied. For more details, please see Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    - If we decide to extend the Offer, we will inform The Bank of New York, which is the Depositary for the Offer, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the Offer was previously scheduled to expire. For more details, please see Section 1.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

    - Following satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, we may elect to provide a subsequent offering period. This would allow us to accept additional Shares that were not tendered prior to the expiration of the Offer. During a subsequent offering period, you will not be able to withdraw any of the Shares that you have already tendered, because such Shares will have already been accepted for payment by us, nor any of the Shares that you tender during such subsequent offering period. If we elect to provide a subsequent offering period, we will announce it by issuing a press release no later than 9:00 a.m., New York City time, on the day after the expiration of the Offer. For more details, please see Section 1.

HOW DO I TENDER MY SHARES?

    To tender your Shares in the Offer, you must:

    - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

    - tender your Shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

    - if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the Depositary, prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - You may withdraw previously tendered Shares any time prior to the expiration of the Offer and, unless we have accepted and paid for the Shares pursuant to the Offer, you may also withdraw any tendered Shares at any time after July 28, 2002. For more details, please see Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. For more details, please see Section 4.

WHAT DOES BEI'S BOARD OF DIRECTORS THINK OF THE OFFER?

    - We are making the Offer on the basis of the Merger Agreement. The Board of Directors of BEI (i) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and the transactions contemplated by the stockholder agreement are fair to, and in the best interests of, you, as a holder of Shares,
      (ii) has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and (iii) has resolved to recommend that you accept the Offer and tender your Shares.

WILL BEI CONTINUE AS A PUBLIC COMPANY?

    - No. If the Merger occurs, BEI will no longer be publicly owned. Even if the Merger does not occur, if we purchase all of the tendered Shares, there may be so few remaining holders of or publicly held Common Shares that the Common Shares will no longer be eligible to be traded through the Nasdaq National Market, or other securities market, there may not be a public trading market for the Common Shares, and BEI may cease making filings with the Commission or otherwise cease being required to comply with Commission rules relating to publicly held companies. For more details, please see Section 13.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

    - If we accept for payment and pay for Shares that represent not less than ninety percent (90%) of the outstanding Shares on an "as-converted" basis, Purchaser will merge with and into BEI. If required by applicable law, BEI may solicit your vote by providing to you a proxy statement relating to approval of the Merger.

    - If the Merger occurs, BEI will become a private, wholly owned subsidiary of BSC, and each issued and then outstanding Share, other than any Shares held in the treasury of BEI and any Shares held by holders seeking appraisal under Delaware law for their Shares, will be canceled and converted automatically into the right to receive $6.8426 per Common Share and $13.6852 per Series A Share, in cash, or any greater amount per Share paid pursuant to the Offer.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    - If you decide not to tender your Shares in the Offer and the Merger occurs, unless you have exercised your rights to seek appraisal of your Shares, you will receive in the Merger the same amount of cash per Share as if you had tendered your Shares in the Offer. Therefore, if the Merger occurs and you have not sought an appraisal, the only difference to you between tendering and not tendering your Shares is that you will be paid earlier if you tender your Shares. The rights you have to seek appraisal of your Shares are described in this Offer to Purchase. For more details, please see Section 11.

    - If you decide not to tender your Shares in the Offer and the Merger does not occur, if we purchase all the tendered Shares, there may be so few remaining holders of Shares and publicly held Common Shares that the Common Shares will no longer be eligible to be traded through the Nasdaq National Market, or other securities market, there may not be a public trading market for the Common Shares, and BEI may cease making filings with the Commission or otherwise cease being required to comply with Commission rules relating to publicly held companies. For more details, please see Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - On Tuesday, May 28, 2002, the closing price per Common Share, as reported on the Nasdaq National Market, was $6.790 per share. On Monday, May 13, 2002, the last full trading day before we announced our Offer, the closing price per share, as reported on the Nasdaq National Market, was $5.52. For more details, please see Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

    - You can call D.F. King & Co., Inc., the Information Agent for the Offer, at (800) 848-3402. See the back cover of this Offer to Purchase.

To the Holders of Common Stock
and to the Holders of Series A Convertible Preferred Stock of
BEI Medical Systems Company, Inc.:

                                  INTRODUCTION

    Broadway Acquisition Corp., a Delaware corporation ("Purchaser"), a wholly owned subsidiary of Boston Scientific Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, including the associated preferred stock purchase rights (the "Common Shares"), and all of the issued and outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Shares", and together with the Common Shares, the "Shares"), of BEI Medical Systems Company, Inc., a Delaware corporation ("BEI"), for $6.8426 per Common Share (the "Per Share Common Consideration"), and $13.6852 per Series A Share (the "Per Share Series A Consideration", and together with the Per Share Common Consideration, the "Merger Consideration"), (in each case, rounded to the nearest whole cent after aggregating all Shares held by the seller), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). For more details, please see Section 8 for additional information concerning Parent and Purchaser.

    Holders of Shares being tendered will not be obligated by Parent or Purchaser to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. However, any holder tendering Shares or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to such holder or other payee pursuant to the Offer. For more details, please see Section 5. Purchaser or Parent will pay all charges and expenses of The Bank of New York (the "Depositary"), and D.F. King & Co., Inc. (the "Information Agent"), incurred in connection with the Offer. For more details, please see Section 16.

    THE BOARD OF DIRECTORS OF BEI (THE "BEI BOARD") HAS UNANIMOUSLY
(i) DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN), AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND THE TRANSACTIONS CONTEMPLATED BY THE STOCKHOLDERS AGREEMENT (AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, (ii) APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND (iii) RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, VOTE THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

    UBS Warburg LLC, financial advisor to BEI in connection with the Offer ("UBS Warburg"), has delivered to the BEI Board a written opinion dated May 13, 2002, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Per Share Common Consideration to be received by the holders of Common Shares (other than Parent, Purchaser and their respective affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders. A copy of this opinion is contained in BEI's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, and which is being mailed to holders of Shares concurrently herewith. Holders of Shares are encouraged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by UBS Warburg.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY BSC, IF ANY, SHALL CONSTITUTE (a) A MAJORITY OF THE THEN OUTSTANDING COMMON SHARES (INCLUDING, WITHOUT LIMITATION, ALL COMMON SHARES ISSUABLE UPON THE CONVERSION OF THE
SERIES A SHARES OR UPON THE CONVERSION OR EXERCISE OF ANY OPTIONS, WARRANTS, RIGHTS OR OTHER CONVERTIBLE SECURITIES), OR SUCH HIGHER PERCENTAGE OF SUCH CLASS OF SECURITIES AS MAY BE REQUIRED TO APPROVE THE MERGER PURSUANT TO THE RESTATED CERTIFICATE OF INCORPORATION OF BEI, AS AMENDED FROM TIME TO TIME, OR APPLICABLE LAW, AND (b) A MAJORITY OF THE OUTSTANDING SERIES A SHARES, OR SUCH HIGHER PERCENTAGE OF SUCH CLASS OF SECURITIES AS MAY BE REQUIRED TO APPROVE THE MERGER PURSUANT TO THE RESTATED CERTIFICATE OF INCORPORATION OF BEI, AS AMENDED FROM TIME TO TIME, OR APPLICABLE LAW, (THE "MINIMUM CONDITION"), AND (ii) THE APPLICABLE WAITING PERIOD, IF ANY, UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 13, 2002 (the "Merger Agreement"), among Parent, Purchaser and BEI. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into BEI (the "Merger"). As a result of the Merger, BEI will continue as the surviving corporation (the "Surviving Corporation"), and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of BEI and other than Shares held by holders of Shares who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $6.8426 per Common Share and $13.6852 per Series A Share, in cash, or any higher price that may be paid per Share in the Offer, without interest. Holders of Shares who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. For more details, please see Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

    Simultaneously with the execution of the Merger Agreement, Parent and Purchaser have entered into a Stockholders Agreement, dated as of May 13, 2002 (the "Stockholders Agreement"), with certain stockholders of BEI (collectively, the "Supporting Stockholders"), pursuant to which the Supporting Stockholders have, among other things, (i) agreed to tender into the Offer all Shares owned by them (which equal approximately 24.0% of the outstanding Common Shares (including Common Shares issuable upon exercise or conversion of options and warrants held by such Supporting Stockholders) and 98.8% of the outstanding Series A Shares, or approximately 37.4% of the outstanding voting securities of
BEI), (ii) agreed to vote and take any actions with respect to all such Shares owned by the Supporting Stockholders, at any meeting of the stockholders of BEI in favor of the adoption of the Merger Agreement and against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of BEI under the Merger Agreement or of the Supporting Stockholders under the Stockholders Agreement, or that could reasonably be expected to result in any of the conditions to BEI's obligations under the Merger Agreement not being fulfilled, or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Stockholders Agreement, (iii) granted Purchaser an option, exercisable under certain limited circumstances, to purchase all such Shares owned by them at the Per Share Common Consideration or

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the Per Share Series A Consideration, as the case may be, to be paid in the
Offer, and to purchase all options, warrants and other rights to acquire Shares at a price equal to the Per Share Common Consideration payable with respect to all Shares issuable upon exercise of such options, warrants or other securities minus the aggregate exercise price of such options, warrants or other securities, and (iv) elected to convert the Series A Shares into Common Shares upon consummation of the Offer. The Stockholders Agreement is more fully described in Section 10.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the satisfaction of the Minimum Condition, as a result of Purchaser's acquisition of Shares pursuant to the Offer, the consummation of the transactions contemplated by the Stockholders Agreement, or a combination of the foregoing and, if necessary, the adoption of the Merger Agreement by the requisite vote of the stockholders of BEI. For a more detailed description of the conditions to the Merger, see Section 10. Under BEI's Restated Certificate of Incorporation and Certificate of Designation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Common Shares and Series A Shares voting together as a single class is required to adopt the Merger Agreement. Consequently, if Purchaser acquires (pursuant to the Offer or the Stockholders Agreement) at least a majority of the outstanding voting securities of BEI, then Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of Shares. For more details, please see Sections 10 and 11.

    Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, including pursuant to the Stockholders Agreement, at least 90% of the then outstanding Common Shares and 90% of the then outstanding Series A Shares, Purchaser will be able to adopt the Merger Agreement without a vote of the holders of the Common Shares and Series A Shares. In such event, Parent and Purchaser shall take all necessary action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of BEI's stockholders.

    BEI has advised Purchaser that as of May 13, 2002, 14,801,008 Shares were issued and outstanding on an as-converted, fully diluted basis, composed of 9,857,691 Common Shares, 1,114,485 Series A Shares and 2,714,347 options and warrants to purchase Common Shares. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 4,928,846 Common Shares, and 557,243 Series A Shares, on a fully diluted basis. Pursuant to, and subject to the terms and conditions of, the Stockholders Agreement, Parent and Purchaser expect to acquire approximately 2,121,208 outstanding Common Shares and 1,101,152 outstanding Series A Shares (or approximately 4,642,475 Common Shares on an as-converted, fully diluted basis).

    BEI has issued one preferred share purchase right (a "Right") for each outstanding Common Share pursuant to the Rights Agreement, dated as of June 30, 1997, as amended by the Amendment to Rights Agreement, dated August 30, 2001, between BEI and Chasemellon Shareholder Services, LLC (the "Rights Agreement"). BEI has represented in the Merger Agreement that it has amended its Rights Agreement (the "Rights Amendment") to ensure that (a) none of the execution or delivery of the Merger Agreement or the Stockholders Agreement or the consummation of the transactions to be effected pursuant to the Merger Agreement or the Stockholders Agreement will result in (i) the occurrence of the "flip-in event" described in the Rights Agreement, (ii) the occurrence of the "flip-over event" described in the Rights Agreement, or (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares, and (b) the Rights will expire pursuant to the terms of the Rights Agreement at the effective time of the Merger.

    No appraisal rights are available in connection with the Offer. However, holders of Shares may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of BEI's stockholders. For more details, please see Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

SECTION 1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, June 26, 2002, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

    The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion, PROVIDED, that the Minimum Condition may only be reduced or waived with the prior written consent of BEI. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the Per Share Common Consideration or the Per Share Series A Consideration, as the case may be, payable in the Offer and to make any other changes in the terms and conditions of the Offer; PROVIDED, however, that the Purchaser may not decrease the Per Share Common Consideration or the Per Share Series A Consideration payable in the Offer, reduce the number of Shares to be purchased in the Offer, change the form of consideration to be paid in the Offer, extend the Offer except as provided in the Merger Agreement, amend any other term of the Offer in a manner adverse to the holders of Shares, or impose conditions to the Offer in addition to those set forth in Section 14.

    The Merger Agreement provides that Purchaser may, without the consent of BEI, (i) extend the Offer for a period of not more than 30 business days beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer. The Merger Agreement also provides that, if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, then Purchaser shall extend the Offer from time to time until the earlier to occur of (a) December 31, 2002, and (b) the fifth business day after the public announcement of the expiration or termination of the applicable waiting period under the HSR Act.

    If certain of the conditions to the Offer shall not have been satisfied, and in Parent and Purchaser's sole judgment are reasonably capable of being satisfied within 30 days, Parent will, at the request of BEI, extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied within such 30 day period in Parent and Purchaser's sole judgment. In no event will Purchaser be required to extend the Offer beyond December 31, 2002.

    During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering holder of Shares to withdraw such holder's Shares. For more details, please see
Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

    Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer and the Merger Agreement, Purchaser also expressly reserves the right (i) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (ii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934 as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

    Subject to the applicable rules and regulations of the Commission, Purchaser may, in its sole discretion, elect to extend the Offer beyond the Expiration Date for a subsequent offering period of between three business days and 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, and
(ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN. For more details, please see
Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

    For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    BEI has provided Purchaser with BEI's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of BEI, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on BEI's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

SECTION 2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept promptly for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. For more details, please see Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. For more details, please see Section 1.

    In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of Common Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer, and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering holders of Shares for the purpose of receiving payments from Purchaser and transmitting such payments to tendering holders of Shares whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned without expense to the tendering stockholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Common Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering holders of Shares to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER OF SECURITIES. In order for a holder of Shares to tender Shares validly pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    The method of delivery of Share Certificates and all other required documents, including delivery through the book-entry transfer facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the depositary.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such holder of Common Shares cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, PROVIDED that all the following conditions are satisfied:

    - such tender is made by or through an Eligible Institution;

    - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    - the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery specified above may not be used during any Subsequent Offering Period. In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of Common Shares, and
(ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other holders of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 13, 2002). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of BEI's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

    Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 30% of any payments of cash pursuant to the offer. To prevent backup federal income tax withholding with respect to payment to holders of Shares of the purchase price of Shares purchased pursuant to the offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such holder of shares is not subject to backup federal income tax withholding by completing the substitute form W-9 in the Letter of Transmittal. See instruction 1 and 5 of the Letter of Transmittal.

SECTION 4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 28, 2002. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering holders of Shares are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. For more details, please see Section 1.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share

Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

SECTION 5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary does not address the tax consequences of the Offer and the Merger to special classes of holders, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders who mark to market, non-U.S. persons, persons who acquired the Shares pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold the Shares as part of a straddle, hedge, or conversion transaction, persons whose functional currency is other than the United States dollar, and persons not holding the Shares as a capital asset. This discussion also does not address any non-income tax consequences, any federal alternative minimum tax consequences, or any state, local, on non-U.S. tax consequences of the Offer and the Merger.

    THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY TO SUCH STOCKHOLDER OF THE RULES DISCUSSED AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER ON SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

    The receipt of cash pursuant to the Offer and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and non-U.S. income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Non-corporate holders (including individuals) will be subject to tax on the net amount of such gain at a maximum rate of 20% if the Shares were held for more than one year. Special rules (and generally lower maximum rates) apply to non-corporate taxpayers in lower tax brackets. The deductibility of capital losses is subject to certain limitations. Holders of Shares should consult their own tax advisors in this regard.

    Payments in connection with the Offer or the Merger may be subject to backup withholding at a 30% rate. Backup withholding generally applies if a stockholder
(i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax upon the stockholder's filing of a claim for refund with the Internal Revenue Service within the time period appropriate to such claims. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

SECTION 6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Common Shares are listed and principally traded on Nasdaq. The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales prices per Common Share on Nasdaq as reported by the Dow Jones News Service. BEI did not pay or declare any dividends in the fiscal quarters indicated.

    COMMON SHARE MARKET DATA(1)

                                                                HIGH       LOW
                                                              --------   --------
FY 2000:
  First Quarter.............................................   $3.469     $1.063
  Second Quarter............................................   $1.875     $1.000
  Third Quarter.............................................   $2.375     $1.000
  Fourth Quarter............................................   $2.500     $1.125

FY 2001:
  First Quarter.............................................   $3.875     $1.125
  Second Quarter............................................   $4.750     $2.650
  Third Quarter.............................................   $4.180     $2.760
  Fourth Quarter............................................   $7.150     $3.710

FY 2002:
  First Quarter.............................................   $6.350     $4.740
  Second Quarter (through May 28, 2002).....................   $6.850     $4.910

    On Monday, May 13, 2002, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Common Share as reported on Nasdaq was $5.52. On May 28, 2002, the last full trading day prior to the commencement of the Offer, the closing price per Common Share as reported on Nasdaq was $6.790. As of May 28, 2002, the approximate number of holders of record of the Shares was 276.

    HOLDERS OF SHARES ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR COMMON SHARES.

SECTION 7.  CERTAIN INFORMATION CONCERNING BEI.

    Except as otherwise set forth in this Offer to Purchase, all of the information concerning BEI contained in this Offer to Purchase has been furnished by BEI or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning BEI furnished by BEI or contained in such documents and records or for any failure by BEI to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    GENERAL. BEI is a Delaware corporation with its principal executive offices located at 100 Hollister Road, Teterboro, New Jersey 07608, and its telephone number at such address is (201) 727-4900. According to BEI's Annual Report on Form 10-K for the fiscal year ended September 29, 2001, BEI is a medical technology company focused on commercializing its proprietary Hydro ThermAblator-Registered Trademark- (HTA-Registered Trademark-) for women's health. This therapeutic system is designed for a minimally invasive treatment of menorrhagia, or abnormal uterine bleeding, that occurs due to benign causes. The HTA was approved by the Food and Drug Administration to be marketed in the United States in April 2001.

    AVAILABLE INFORMATION. BEI is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning BEI's directors and officers, their remuneration, stock options granted to them, the principal holders of BEI's securities and any material interest of such persons in transactions with BEI is required to be disclosed in proxy statements distributed to BEI's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

SECTION 8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

    GENERAL. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537 and its telephone number at such address is
(508) 650-8000. Purchaser is a direct wholly owned subsidiary of Parent.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    PARENT IS A DELAWARE CORPORATION. Its principal offices are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537 and its telephone number at such address is (508) 650-8000. Parent is a worldwide developer, manufacturer and marketer of less-invasive medical devices. Parent's products are used in a broad range of interventional medical specialties, including interventional cardiology, electrophysiology, gastroenterology, neurovascular intervention, pulmonary medicine, interventional radiology, oncology, urology and vascular surgery. The products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. These products provide effective alternatives to traditional surgery by reducing risk, trauma, cost, procedure time and the need for aftercare.

    The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or
(ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    NEITHER PARENT NOR PURCHASER OWNS ANY SHARES. Except as described in this Offer to Purchase (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares, and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and the Stockholders Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of BEI, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with BEI or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and BEI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of BEI's securities, an election of BEI's directors or a sale or other transfer of a material amount of assets of BEI.

SECTION 9.  FINANCING OF THE OFFER AND THE MERGER.

    THE OFFER IS NOT CONDITIONED UPON ANY FINANCING ARRANGEMENTS. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to consummate the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement, and to pay related fees and expenses is estimated to be approximately $98.0 million. Purchaser will obtain all of such funds from Parent. Parent will provide such funds from existing resources or borrowing availability.

SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH BEI; THE MERGER AGREEMENT AND RELATED AGREEMENTS.

    On an ongoing basis, management of Boston Scientific Corporation identifies candidates for acquisitions, business combinations or strategic alliances in order to further its strategic plan and strengthen its existing core businesses.

    As part of this process, on May 1, 2001, Eric Goorno and David Robertson of Parent initially met with Samuel Dickstein, Vice President, New Business Development and Technology of BEI and other representatives of BEI to discuss a potential relationship between Parent and BEI. A couple of days later, BEI's representative contacted Mr. Goorno to arrange a meeting between representatives of BEI and Parent. On May 30, 2001, Mr. Goorno, John Pedersen, President--Microvasive Urology of Parent, Frank Grillo, Vice President Marketing--Microvasive Urology and Michael Madden, Vice President--Research and Development--Microvasive Urology, of Parent met with Richard Turner, President and Chief Executive Officer of BEI, Mr. Dickstein and other representatives of BEI at Parent's Headquarters in Natick, Massachusetts.

    From May, 2001 to October, 2001, Lawrence C. Best, Senior Vice President and Chief Financial Officer of Parent, Mr. Pedersen and Mr. Grillo conducted numerous discussions with representatives and officers of BEI regarding a range of possible transactions, including a potential exclusive distribution relationship relating to BEI's products, and representatives of Parent witnessed the use of BEI's product in a limited number of cases. In October 2001 these discussions were discontinued as a result of the parties' inability to agree on the terms of a transaction.

    Notwithstanding the discontinuation of formal discussions in October, 2001, the parties sporadically remained in contact through informal telephone conversations until the middle of February, 2002, when, at the direction of BEI, UBS Warburg LLC, BEI's financial advisor, contacted Mr. Best with respect to a possible business combination with BEI. On February 22, 2002, Parent sent a letter to BEI expressing an interest in a strategic relationship whereby Parent and BEI would enter into a distribution agreement for a period of one year.

    In early March 2002, representatives of Parent were informed that BEI would not be interested in pursuing a relationship with Parent on the terms previously discussed, and BEI and Parent commenced discussions with respect to a possible business combination between the two companies.

    From March 4, 2002 to March 10, 2002, representatives of BEI and Parent continued discussions regarding a possible business combination transaction. On March 11, 2002, BEI and Parent entered into a letter agreement whereby each agreed to exchange confidential information regarding their respective businesses.

    On March 13, 2002, Parent was provided with materials in connection with their respective business and legal due diligence review of BEI.

    On April 9, 2002, Parent submitted to BEI a non-binding expression of interest to purchase all of the outstanding equity of BEI for $90.0 million plus any outstanding cash on hand at the closing of such transaction.

    On April 15, 2002, Parent and their counsel, Bingham Dana LLP, were provided with additional due diligence materials on BEI.

    On April 23, 2002, several representatives of Parent visited BEI's offices in Teterboro, New Jersey in connection with Parent's due diligence review of BEI.

    On April 29, 2002, Parent delivered a draft of the Agreement and Plan of Merger to BEI.

    On April 30, 2002, and continuing through May 2, 2002, several representatives of Parent visited the facilities of certain of BEI's suppliers in connection with Parent's due diligence review of BEI.

    On May 1, 2002, and again on May 3, 2002, representatives of Parent and their counsel held a conference call with BEI's legal advisors, Cooley
Godward LLP, and UBS Warburg to discuss the terms of the Agreement and Plan of Merger.

    From May 3, 2002 to May 12, 2002, representatives of BEI and Parent, including their respective legal and financial advisors, continued to negotiate the terms of the Agreement and Plan of Merger.

    On May 6, 2002, certain representatives of Parent presented the terms of the proposed acquisition of BEI to the Strategic Investment Committee, a sub-committee of the Board of Directors of Parent authorized to review and approve certain transactions. Following the presentation and a full discussion of the matters to be considered the Strategic Investment Committee unanimously approved the transaction and the Merger Agreement, and authorized the officers of Parent to negotiate any final changes necessary to the Merger Agreement and related ancillary documents on behalf of Parent.

    On May 8, 2002, senior members of the Microvasive Urology division made a presentation of the strategic rationale of the transaction to senior executives of Parent.

    On May 13, 2002, the BEI Board held a special telephonic meeting to discuss the status of final negotiations with Parent. At this meeting, representatives of Cooley Godward LLP updated the BEI Board on the changes negotiated to the draft Agreement and Plan of Merger since the last special meeting of the BEI Board. Representatives of Cooley Godward LLP reviewed the main legal principles applicable to the proposed transaction (including the Board's fiduciary duties and authority in considering the transaction) and responded to questions from the BEI Board. The BEI Board reviewed and discussed the principal terms of the proposed transaction, including the tender offer per share price, closing conditions, termination rights, the termination fee, the Stockholders Agreements and BEI's ability to consider alternative proposals. Also at such meeting, UBS Warburg rendered to the BEI Board an oral opinion (which opinion was confirmed by delivery of a written opinion dated May 13, 2002) to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in such opinion, the $6.8426 per share cash consideration to be received in the Offer and the Merger by holders of Common Shares (other than Parent, Purchaser and their respective affiliates) was fair, from a financial point of view, to such holders. After a full discussion of the matters considered by the BEI Board at such meeting, the BEI Board unanimously approved the proposed transaction and the Merger Agreement, authorized the officers of BEI to negotiate any final changes necessary to the Merger Agreement and related ancillary documents on behalf of BEI and determined to recommend to BEI's stockholders that they accept the Offer, tender their shares in the Offer and, if required under the DGCL or BEI's Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.

    On the evening of May 13, 2002, BEI, Parent and Purchaser executed the Merger Agreement. Contemporaneously with the execution of the Merger Agreement, Parent, Purchaser and certain directors and stockholders executed the Stockholders Agreement, pursuant to which such directors and stockholders agreed, among other things, to tender their Shares in the Offer and to vote their Shares in favor of the approval and adoption of the Merger Agreement. BEI and Parent issued a joint press release announcing the transaction before the opening of trading on the New York Stock Exchange on May 14, 2002. Parent conducted a publicly-announced conference call with analysts on May 14, 2002, to discuss the transaction.

                              THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Parent with the Commission in connection with the Offer. The Merger Agreement may be examined and copies may be obtained at the places set forth in

Section 7. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but, subject to certain exceptions, in no event later than seven business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the HSR Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the Per Share Common Consideration or the Per Share Series A Consideration, which reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, amends any other terms of the Offer in a manner adverse to the holders of Shares, or which imposes conditions to the Offer in addition to those set forth in Section 14 hereof.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, as of the Effective Time, Purchaser shall be merged with and into BEI. As a result of the Merger, the separate corporate existence of Purchaser will cease and BEI will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of BEI, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of BEI and any Shares which are held by holders of Shares who have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law (the "Dissenting Shares")) shall be canceled and converted automatically into the right to receive the Merger Consideration payable, without interest, to the holder of such Shares.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

    STOCKHOLDER'S MEETING. Pursuant to the Merger Agreement, BEI shall, if required by applicable law in order to consummate the Merger, as determined by Parent, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the purchase by Purchaser of Shares pursuant to the Offer, or, if the Offer shall have been terminated, consummation of the transactions contemplated by the Stockholders Agreement that would result in Parent or Purchaser acquiring a majority of the voting securities of BEI on a fully diluted basis, for the purpose of considering and taking action on the Merger Agreement (the "Stockholder's Meeting"), and (ii) (A) subject to the exceptions provided in the Merger Agreement, include in the Proxy Statement, and not subsequently withdraw, amend, change or modify in any manner adverse to Purchaser or Parent, the recommendation of the Board that the stockholders of BEI adopt the Merger Agreement and the transactions contemplated thereby, and (B) use its best efforts to obtain such adoption. If Purchaser acquires at least a majority (after giving effect to the assumed purchase of Shares pursuant to the Stockholders Agreement as though such purchase had already occurred) of the outstanding Shares on an "as-converted" basis, and the Series A Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

    PROXY STATEMENT. The Merger Agreement provides that BEI shall, if approval of BEI's stockholders is required by applicable law to consummate the Merger, promptly following the purchase by Purchaser of Shares pursuant to the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission promptly, a proxy statement and related proxy materials (the "Proxy Statement"), with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of BEI at the earliest practicable time. The Company has agreed, subject to certain exceptions provided in the Merger Agreement, to include in the Proxy Statement, and not subsequently withdraw, amend, change or modify in any manner adverse to Purchaser or Parent, the recommendation of the Board that the stockholders of BEI adopt the Merger Agreement. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of adoption of the Merger Agreement. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of each of the then outstanding Common Shares and Series A Shares, Purchaser and Parent will take all necessary actions to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after the Offer, without a meeting of BEI's stockholders.

    CONDUCT OF BUSINESS BY BEI PENDING THE MERGER. Pursuant to the Merger Agreement, BEI has agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing (or except as expressly contemplated by the Merger Agreement or the schedules thereto), the businesses of BEI and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in, and BEI and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and BEI shall use its commercially reasonable best efforts to preserve substantially intact the business organization of BEI and the Subsidiaries, to keep available the services of the current officers, employees and consultants of BEI and the Subsidiaries and to preserve the current relationships of BEI and the Subsidiaries with customers, suppliers and other persons with which BEI or any Subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated therein, neither BEI nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Parent:

        (a) amend or otherwise change its Restated Certificate of Incorporation or By-laws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of BEI or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of BEI or any Subsidiary (except for the securities issuable pursuant to outstanding Company options and warrants), or (ii) any assets of BEI or any Subsidiary, except, with respect to assets, in the ordinary course of business and in a manner consistent with past practice;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to BEI or any other Subsidiary;

        (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, (iii) enter into any contract or agreement that would be a

    Material Contract (as defined in the Merger Agreement), (iv) enter into any distribution or manufacturing contract or agreement, other than contracts or agreements (including intellectual property contracts) entered into in the ordinary course of business and consistent with past practice,
    (v) authorize, or make any commitment with respect to, any capital expenditure in any manner not reflected in the capital budget of BEI, or
    (vi) enter into or amend any contract, agreement, commitment or binding arrangement with respect to any matter set forth in the relevant section of the Merger Agreement;

        (f) take any action that would have the effect, directly or indirectly, of paying or discharging any Company Expenses (as defined in the Merger Agreement), for an amount in excess of $2,340,000 in the aggregate;

        (g) except as specifically contemplated or provided for in the Merger Agreement, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses or incentives of employees of BEI or any Subsidiary who are not directors or officers of BEI, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of BEI or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (h) change any of the accounting methods used by it unless required by GAAP;

        (i) make any tax election other than immaterial tax elections in the ordinary course consistent with past practice or settle or compromise any United States federal, state, local or non-United States material income tax liability;

        (j) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such liabilities in the ordinary course of business and consistent with past practice;

        (k) amend, modify or consent to the termination of any Material Contract (as defined in the Merger Agreement), or amend, waive, modify or consent to the termination of BEI's or any Subsidiary's material rights thereunder, other than in the ordinary course of business and consistent with past practice;

        (l) commence or settle any litigation, suit, claim, action, proceeding or investigation;

        (m) fail to pay, discharge or satisfy any claim, liability or obligation in accordance with the ordinary course of business of BEI, consistent with past practice; or

        (n) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do anything set forth in paragraphs
    (a) through (m) above.

    BEI BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the BEI Board as shall give Purchaser representation on the BEI Board equal to the product of the total number of directors on the BEI Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding on a fully-diluted "as-converted" basis, and BEI shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of BEI, including increasing the size of the BEI Board or securing the resignations of incumbent directors (the moment of such election being the "Appointment Time"). The Merger Agreement also provides that BEI shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the BEI Board of (a) each committee of the BEI Board, (b) each board of directors of each Subsidiary, and (c) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, such BEI Board shall have at least two directors who are directors of BEI on the date of the Merger Agreement or such nominees of such directors and who are not officers or employees of BEI (the "Continuing Directors").

    The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, the affirmative vote of at least one Continuing Director shall be required for BEI to (a) amend or terminate the Merger Agreement or agree or consent to any amendment or termination of the Merger Agreement, (b) amend the Restated Certificate of Incorporation or By-laws of BEI in a manner that is reasonably likely to adversely affect the interests of the holders of the Shares (other than Parent or its affiliates), (c) waive any of BEI's rights, benefits or remedies under the Merger Agreement, (d) extend the time for performance of Parent's and Purchaser's respective obligations under the Merger Agreement, or (e) approve any other action by BEI which is reasonably likely to adversely affect the interests of the holders of the Shares (other than Parent or its affiliates).

    NO SOLICITATION OF TRANSACTIONS. Neither BEI nor any Subsidiary shall, directly or indirectly, through any officer, director, employee, representative, agent or otherwise (collectively, the "Representatives"), (a) solicit, initiate or take any action intended to encourage the submission of any Acquisition Proposal (as defined in the Merger Agreement), or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or take any action intended to facilitate or encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. BEI shall, and shall direct or cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal.

    Notwithstanding the above, BEI may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person in response to an unsolicited Acquisition Proposal by such person if (i) BEI has complied with the terms of Section 7.05 of the Merger Agreement, (ii) a majority of the BEI Board determines in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement) and, after consultation with outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, (iii) such person executes, prior to receipt of any of such information, a confidentiality agreement on terms no less favorable to BEI than those contained in the confidentiality agreement entered into between BEI and Parent (the "Confidentiality Agreement"), (iv) BEI provides reasonable notice to Parent that it is furnishing information to, or entering into discussions or negotiations with, such person and provides in any such notice to Parent in reasonable detail the identity of the person making such Acquisition Proposal and the terms and conditions of such Acquisition Proposal, and (v) BEI promptly furnishes to Parent copies of any nonpublic information provided to such person that has not previously been furnished to Parent.

    Subject to certain restrictions and limitations, and the other terms and conditions of the Merger Agreement, at any time on or after May 13, 2002, and prior to the Appointment Time, BEI may, upon delivery of written notice to Purchaser, solicit, initiate, or participate in discussions or negotiations regarding an equity financing by BEI representing not more than 40% of the equity securities of BEI.

    BEI has also agreed that neither the BEI Board nor any committee thereof shall (i) withhold, withdraw, amend, change or modify, or propose to withhold, withdraw, amend, change or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the BEI Board or any such committee of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement or the Stockholders Agreement (the "Transactions"),
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the BEI Board shall be permitted
(i) not to recommend to its shareholders acceptance of the Offer and/or approval and adoption of the Merger Agreement and the Merger, (ii) to withdraw, or modify in a manner adverse to Parent, the recommendation to its shareholders referred to in the previous clause, (iii) approve or recommend any Superior Proposal, or
(iv) terminate the Merger Agreement and in connection therewith enter into an agreement with respect to such Superior Proposal, but, in each case, only if
(w) BEI has complied with the terms of the Merger Agreement with respect to solicitation of transactions, (x) BEI has received an Acquisition Proposal which a majority of the BEI Board determines in good faith constitutes a Superior Proposal, (y) a majority of the BEI Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law, and (z) no such action is taken earlier than the third full business day following Parent's receipt of written notice of the intention of the BEI Board to do so.

    BEI has agreed to promptly advise Parent orally (within one business day) and in writing (within two business days) of (a) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request, and (b) any changes in any such Acquisition Proposal or request.

    Except as approved by a majority of the BEI Board as being required by the BEI Board's fiduciary duties under applicable law after consultation with outside legal counsel, and after giving notice to Parent, BEI has further agreed not to release any third party from, or waive any provision of, any standstill agreement or any material provision of any confidentiality agreement to which BEI is a party relating to an Acquisition Proposal or other proposed transaction.

    EMPLOYEE STOCK OPTIONS AND OTHER EMPLOYEE BENEFITS. The Merger Agreement provides that prior to, and effective as of, the Effective Time, BEI shall take all necessary action to (a) terminate, as of the Effective Time, BEI's Amended 1987 Stock Option Plan and 1992 Restricted Stock Plan, each as amended through the date of the Merger Agreement (the "BEI Stock Plans"), (b) accelerate the vesting of each outstanding option to purchase Common Shares under the BEI Stock Plans (each, a "BEI Stock Option") or any remaining restrictions upon any Company Restricted Shares in accordance with the terms of BEI Stock Plans, and
(c) cancel, as of the Effective Time, each outstanding BEI Stock Option that is outstanding and unexercised as of such date. Each holder of a BEI Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such BEI Stock Option, an amount in cash equal to the excess, if any, of (i) the Per Share Common Amount over (ii) the per share exercise price of such BEI Stock Option, multiplied by the number of shares of Company Common Stock subject to such BEI Stock Option as of the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. Neither BEI nor the BEI Board shall take any action, pursuant to BEI Stock Plans or otherwise, to cause Parent, Purchaser or the Surviving Corporation to
(i) assume any BEI Stock Plan, BEI Stock Option or Company Restricted Shares,
(ii) substitute any similar plan, option or restricted share for any BEI Stock Plan, BEI Stock Option or Company Restricted Shares, or (iii) cause any BEI Stock Plan, BEI Stock Option or Company Restricted Shares to continue in full force and effect following the Effective Time. Prior to or promptly following the Effective Time, BEI or the Surviving Company (as the case may be) shall mail to each person who is a holder of an outstanding BEI Stock Option (regardless of whether such BEI Stock Option is or was vested or exercisable at the Effective Time) a letter describing the treatment of and payment for such BEI Stock Option pursuant to the Merger Agreement, and providing instructions for use in obtaining payment for such BEI Stock Option.

    At the Effective Time, the holder of each Warrant shall be entitled to receive upon surrender of such Warrant an amount of cash equal to the excess, if any, of the amount which the holder of such Warrant would be entitled to receive in respect of each of the Shares issuable upon exercise of such Warrant if such Warrant were exercised immediately prior to the Effective Time with respect to all Shares remaining to be exercised thereunder, over the aggregate exercise price of each such Warrant with respect to all Shares remaining to be exercised thereunder, which payment shall be made to each such Warrant holder upon surrender of such Warrants by the holders thereof, as soon as practicable after the Effective Time. Any Warrant not surrendered for cancellation as provided above shall survive the Merger, and shall become a warrant to receive, upon payment of the exercise price provided for therein, an amount of cash based on the Per Share Common Consideration in accordance with the merger adjustment provisions of each such Warrant. The Company shall give notice of the Transactions to the holders of Warrants within three (3) business days following the date of the Merger Agreement, take all necessary action required by the terms of the Warrants, and use commercially reasonable efforts to take such other actions as may be necessary, to effect the disposition of the Warrants as contemplated by the Merger Agreement.

    The Merger Agreement provides that (a) as of the Effective Time, Parent shall cause the Surviving Corporation to honor and satisfy all obligations and liabilities with respect to all employee related contracts, agreements, arrangement, policies, plans and commitments of BEI and its Subsidiaries;
(b) Parent shall cause the Surviving Corporation to continue to provide employees of BEI and its Subsidiaries with benefits (including welfare benefit and excluding equity compensation) that are substantially similar to the benefits currently provided by BEI, PROVIDED, however, that the Surviving Corporation shall not be required to provide any specific benefits that Parent does not otherwise provide to its similarly situated employees; and (c) to the extent that service is relevant for eligibility, vesting or allowances (including flexible time off), but not for benefit accruals, under any plan, program or arrangement of Purchaser and/or the Surviving Corporation, then Parent shall ensure that such plan, program or arrangement shall credit employees for service prior to the Effective Time with BEI and its Subsidiaries. Notwithstanding the preceding sentence, Parent, Purchaser or the Surviving Corporation retain the right under the Merger Agreement (a) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (b) to terminate any employee benefit plan without establishing a replacement plan (to the extent BEI would have had such right prior to the Effective Time), in each case in their discretion.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION INSURANCE. The Merger Agreement further provides that the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and limitation of liability for directors, officers, employees, fiduciaries and agents than are set forth in the Restated Certificate of Incorporation and By-laws of BEI, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of BEI, unless such modification shall be required by law.

    Parent is also obligated to, and to cause the Surviving Corporation in the Merger to, fulfill and honor in all respects the obligations of BEI under indemnification agreements with BEI's officers and directors and under BEI's Restated Certificate of Incorporation and Bylaws. The Merger Agreement also provides that Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by BEI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time subject to certain price limitations.

    Parent, Purchaser and BEI have also agreed that in the event BEI or the Surviving Corporation or any of their respective successors or assigns
(a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BEI or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnity obligations.

    FURTHER ACTION; REASONABLE BEST EFFORTS. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall
(a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and applicable foreign antitrust laws, if any, with respect to the Transactions, and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with BEI and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Purchaser, Parent, BEI or any of their respective subsidiaries, or (ii) limits Parent's freedom of action with respect to, or its ability to retain, BEI and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses.

    The Merger Agreement also provides that except where prohibited by applicable law, and subject to the Confidentiality Agreement, BEI and Parent each shall promptly (a) supply the other with any information which may reasonably be required in order to effectuate such filings, and (b) supply any additional information which reasonably may be required by antitrust, competition or merger control authorities in any competent jurisdiction and which the parties may reasonably deem appropriate.

    In addition, the Merger Agreement provides that each of the parties agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by BEI as to its organization, constitutive documents, its capitalization, its authority to execute and perform under the Merger Agreement, its filing obligations with respect to the Commission, the absence of conflict of the Merger Agreement with other agreements of BEI or with governmental regulations, the absence of certain changes or events concerning BEI's business, compliance with law, litigation, employee benefit plans, labor matters, property and leases, intellectual property, taxes, approvals to market and sell its products, environmental matters, amendments to the Rights Agreement, material contracts, insurance, brokers and receipt of an opinion of its financial advisor in connection with the Offer and the Merger.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

        (a) if necessary under Delaware Law, the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of BEI;

        (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

        (c) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

        (d) Parent, Purchaser, or any affiliate or permitted assignee thereof shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer that would satisfy the Minimum Condition; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned, notwithstanding any requisite adoption of the Merger Agreement by the stockholders of BEI:

        (a) at any time prior to the Effective Time, by mutual written consent of each of Parent, Purchaser and BEI duly authorized by the Boards of Directors of Parent, Purchaser and BEI; or

        (b) at any time prior to the Effective Time, by either Parent, Purchaser or BEI if (i) the Offer has not been consummated on or before December 31, 2002; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or before such date, or
    (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

        (c) at any time prior to the Appointment Time, by Parent if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Conditions to the Offer annexed to the Merger Agreement (and as summarized in Section 14 of this Offer to Purchase), Purchaser shall have (i) failed to commence the Offer within 30 days following the date of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder, or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (iii) shall be extended until the earlier to occur of (A) the fifth business day following the public announcement of the expiration or termination of any applicable waiting period under the HSR Act, and (B) December 31, 2002), unless such action or inaction under clauses (i), (ii) or (iii) of this paragraph (c) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in the Merger Agreement in which case Parent may not terminate the Merger Agreement; or

        (d) at any time prior to the Appointment Time, by Parent if, whether or not permitted to do so, (i) the Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, or (ii) BEI shall have entered into any agreement with respect to any Acquisition Proposal, including a Superior Proposal entered into in accordance with the provisions regarding Superior Proposals described above (terminations pursuant to clauses (i) and (ii) are termed a "Parent Termination Upon an Acquisition Proposal"); or

        (e) at any time prior to the Appointment Time, by BEI, upon approval of the BEI Board, if Purchaser shall have in breach of the terms of the Merger Agreement (i) failed to commence the Offer within 30 days following the date of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder, or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (iii) shall be extended until the earlier to occur of (A) the fifth business day following the public announcement of the expiration or termination of any applicable waiting period under the HSR Act and
    (B) December 31, 2002), unless such action or inaction under clauses (i),
    (ii) or (iii) of this paragraph (d) shall have been caused by or resulted from the failure of BEI or any of the Stockholders to perform, in any material respect, any of their respective material covenants or agreements contained in the Merger Agreement or the Stockholders Agreement or any material breach by BEI or the Stockholder of any of their material representations or warranties contained in the Merger Agreement or the Stockholders Agreement, in which case BEI may not terminate the Merger Agreement; or

        (f) at any time prior to the Effective Time, by BEI, in connection with entering into a definitive agreement with respect to an Acquisition Proposal, provided (A) that the relevant Acquisition Proposal is a Superior Proposal, (B) that BEI has complied with all provisions of the Merger Agreement pertaining to Acquisition Proposals, including the notice provisions therein, and (C) that BEI makes simultaneous payment of the Termination Fee. Terminations meeting such provisos are "BEI Terminations Upon a Superior Proposal."

    EFFECT OF TERMINATION. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled "Fees and Expenses" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach of a covenant thereof prior to the date of such termination, provided, however, that the Confidentiality Agreement shall survive any termination of the Merger Agreement.

    FEES AND EXPENSES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement, the Stockholders Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

    BEI shall promptly pay, or cause to be paid, to Parent a fee equal to the sum of Four Million Dollars ($4,000,000) plus up to Seven Hundred Fifty Thousand Dollars ($750,000) of the Parent Expenses (the "Termination Fee"), payable in same day funds, if the Merger Agreement is terminated by BEI Upon a Superior Proposal or by the Parent Upon an Acquisition Proposal. In addition, BEI shall pay the Termination Fee if (x) the Merger Agreement is terminated by Parent or BEI, as applicable, pursuant to paragraphs (b) or (c) above, and within nine months of such termination BEI consummates any Acquisition Proposal with any party with whom BEI had solicited, initiated or otherwise encouraged, participated in any discussions or negotiations regarding, or furnished any information with respect to, such Acquisition Proposal during the period beginning on the date of the Merger Agreement and ending on the termination of the Merger Agreement, provided, that no Termination Fee shall be due solely as a result of the consummation of an equity financing transaction contemplated by Section 7.05(g) of the Merger Agreement in compliance with all of the conditions thereof.

                           THE STOCKHOLDERS AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT ENTERED INTO WITH THE SUPPORTING STOCKHOLDERS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDERS AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE STOCKHOLDERS AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

    TENDER OF SHARES. Pursuant to the Stockholders Agreement, each Supporting Stockholder agrees to tender, pursuant to and in accordance with the terms of the Offer, and not withdraw (except following the termination of the Offer in accordance with its terms), all of such Supporting Stockholder's Shares, together with any Shares subsequently acquired by such Supporting Stockholder after the date of the Stockholders Agreement and prior to the consummation of the Offer.

    VOTING AGREEMENT. Each Supporting Stockholder agrees that, from and after the date thereof and until the earlier to occur of the consummation of the Offer in which such Supporting Stockholder's Shares are purchased and the termination of the Stockholders Agreement, at any meeting of the stockholders of BEI, however called, and in any action by consent or otherwise of the stockholders of BEI, such Supporting Stockholder will vote (or cause to be voted) such Supporting Stockholder's Shares (a) in favor of the adoption of the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of BEI under the Merger Agreement or of such Supporting Stockholder contained in the Stockholders Agreement; and (c) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could be reasonably be expected to result in any of the conditions to BEI's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Stockholders Agreement. Any vote by such Supporting Stockholder that is not in accordance with this paragraph will be null and void.

    IRREVOCABLE PROXY. According to the Stockholders Agreement, if such Supporting Stockholder fails to comply with the voting agreement provisions detailed above, such failure will result in the constitution and appointment of Parent and each of its officers from and after the date of such determination until the earlier to occur of the closing under the Stockholders Agreement and the termination of the Stockholders Agreement (at which point such constitution and appointment will automatically be revoked) as such Supporting Stockholder's attorney, agent and proxy, (such constitution and appointment, the "Irrevocable Proxy") with full power of substitution, to vote and otherwise act with respect to the Supporting Stockholder's Shares at any meeting of stockholders of BEI.

    GRANT OF OPTION. The Supporting Stockholders granted Purchaser an option, exercisable under certain limited circumstances, to purchase all such Shares owned by them at the Per Share Common Consideration or the Per Share Series A Consideration, as the case may be, and to purchase all options, warrants and other rights to acquire Shares at a price equal to the Per Share Common Consideration payable with respect to all Shares issuable upon exercise of such options, warrants, or conversion of other securities minus the aggregate exercise price of such options, warrants or other securities.

    NO DISPOSITION OR ENCUMBRANCE OF SHARES. Each Supporting Stockholder has agreed not to (a) sell, transfer, tender (except into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the Irrevocable Proxy), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens (as defined in the Merger Agreement) of any nature whatsoever (other than pursuant to the Stockholders Agreement) with respect to, any of such Supporting Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), or (b) take any action that would make any representation or warranty of such Supporting Stockholder in the Stockholders Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Supporting Stockholder from performing such Supporting Stockholder's obligations thereunder.

    NO SOLICITATION OF TRANSACTIONS. Each Supporting Stockholder has agreed that between the date of the Stockholders Agreement and the date of termination of the Merger Agreement, such Supporting Stockholder will not, directly or indirectly, through any director, officer, affiliate, employee, representative, agent or otherwise, except to the limited extent that members of the BEI Board are permitted to take certain actions under certain sections of the Merger Agreement pertaining to Acquisition Proposals, (a) solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal, or
(b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Such Supporting Stockholder will, and will direct or cause its directors, officers, affiliates, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Such Supporting Stockholder will promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request.

    CONVERSION OF SERIES A STOCK. By executing and delivering the Stockholders Agreement, each Supporting Stockholder has (i) elected and agreed to convert, pursuant to Section 4 of BEI's Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designations"), all Series A Shares beneficially owned by such Supporting Stockholder into shares of Common Stock at the applicable Series A Preferred Conversion Rate (as defined in the Certificate of Designations), effective immediately prior to, and conditioned upon, the consummation of the Offer, and waived any rights to liquidation preferences that such Supporting Stockholder would otherwise have been entitled to in connection with the Offer or the Merger if the shares of Series A Stock were not converted into Common Stock in accordance with the Stockholders Agreement, and (ii) to the extent that the Supporting Stockholders constitute holders of a majority of the outstanding Series A Shares on an as-converted basis, elected to cause all of the outstanding Series A Shares to be converted into Common Shares at the applicable Series A Preferred Conversion Rate, effective immediately prior to, and conditioned upon, the Consummation of the Offer. In connection with the consummation of the Offer, the certificates representing the Series A Shares held by each Supporting Stockholder shall be deemed to represent the right to receive that number of Common Shares into which the number of Series A Shares evidenced by the certificate was converted at the applicable Series Preferred Conversion Rate, and in connection with the Offer, the right to receive, upon consummation of the Offer and such Stockholder's tender of the Series A Shares into the Offer, the Per Share Common Consideration for each Common Share that the certificate evidencing Series A Shares represents.

    TERMINATION. The Stockholders Agreement provides that each Supporting Stockholder's obligation to tender, and not withdraw, its Shares pursuant to the Offer will terminate on the expiration date of the Offer. The Options will terminate upon termination of the Merger Agreement. The remaining

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provisions of the Stockholders Agreement, and all other rights and obligations of the parties thereunder, will terminate, and no party will have any rights or obligations thereunder and the Stockholders Agreement will become null and void and have no further effect upon the earliest of (i) the Effective Time,
(ii) the termination of the Merger Agreement, and (iii) the date upon which Parent will have purchased and paid for all of the Shares in accordance with the terms of the Offer or pursuant to the exercise of the Option granted by the Supporting Stockholder thereunder.

SECTION 11.  PURPOSE OF THE OFFER; PLANS FOR BEI AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in BEI. The purpose of the Merger is for Parent to acquire all of the Shares not purchased pursuant to the Offer and the Stockholders Agreement. Upon consummation of the Merger, BEI will become a wholly owned subsidiary of Parent.

    Under Delaware Law, the approval of the BEI Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement. The Board of BEI has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholders Agreement are fair to, and in the best interests of, the stockholders of BEI, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholders Agreement (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of BEI is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding voting securities of BEI. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other stockholder.

    In the Merger Agreement, BEI has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of considering and taking action on the Merger Agreement, if such action is required by Delaware Law, as promptly as practicable following the purchase by Purchaser of Shares pursuant to the Offer, or, if the Offer shall have been terminated, consummation of the transactions contemplated by the Stockholders Agreement that would result in Parent or Purchaser acquiring a majority of the voting securities of BEI on a fully diluted basis. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the adoption of the Merger Agreement.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, or, if the Offer shall have been terminated, upon consummation of the transactions contemplated by the Stockholders Agreement that would result in Parent or Purchaser acquiring a majority of the voting securities of BEI, Purchaser will be entitled to designate representatives to serve on the BEI Board in proportion to Purchaser's ownership of Shares (on an "as-converted" basis) following such purchase. For more details, please see
Section 10. Purchaser expects that such representation would permit Purchaser to obtain majority representation on the BEI Board and control over BEI's conduct of its business and operations.

    SHORT-FORM MERGER. Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Stockholders Agreement or otherwise, at least 90% of each of the then outstanding Common Shares and Series A Shares, Purchaser will be able to approve the Merger without a vote of BEI's stockholders. In such event, Parent, Purchaser and BEI have agreed in the Merger Agreement to take,

                                       27
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at the request of Purchaser, all necessary and appropriate action to cause the
Merger to become effective as promptly as practicable after such acquisition, without a meeting of BEI's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Common Shares and Series A Shares pursuant to the Offer, the Stockholders Agreement or otherwise, and a vote of BEI's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, holders of Shares who have not tendered their Shares or, if applicable, voted in favor of the Merger will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Holders of Shares who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting holders of Shares would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration.

    The foregoing summary of the rights of dissenting holders of Shares under Delaware Law does not purport to be a complete statement of the procedures to be followed by holders of Shares desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

    GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or the Stockholders Agreement in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning BEI and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR BEI. It is expected that, initially following the Merger, the business and operations of BEI will be integrated with the Microvasive Urology division of Parent and, except as set forth in this Offer to Purchase, otherwise be continued by BEI substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of BEI during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about BEI during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of BEI's business, operations, capitalization and management in order to determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in BEI's business, corporate structure, restated certificate of incorporation, by-laws, capitalization or management, including any changes necessary to integrate BEI into the Microvasive Urology division of Parent.

    Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer or the Stockholders Agreement, Parent intends to promptly exercise its rights under the Merger

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Agreement to obtain majority representation on, and control of, BEI Board. See
"Section 10--Merger Agreement--BEI Board Representation" above. Parent will exercise such rights by causing BEI to elect to the Board the following individuals: Lawrence C. Best, Lawrence J. Knopf, Paul W. Sandman and Stephen F. Moreci. Information with respect to such persons is contained in Annex A to the
Schedule 14D-9 filed by BEI on May 30, 2002. The Merger Agreement provides that, upon the purchase by Purchaser of the Shares pursuant to the Offer, or, if the Offer shall have been terminated, upon consummation of the transactions contemplated by the Stockholders Agreement that would result in Parent or Purchaser acquiring a majority of the voting securities of BEI, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding on as "as-converted" basis. The Merger Agreement provides that the directors and officers of Purchaser at the Effective Time of the Merger Agreement will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

    In the event the Merger is terminated, Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Common Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

    Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of BEI or any of its subsidiaries, any purchase, sale or transfer of a material amount of assets, involving BEI or any of its subsidiaries, any material change in BEI's current indebtedness, capitalization or dividend policy, any change in the present Board or management of BEI or any other material change in BEI's corporate structure or business.

SECTION 12.  DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that BEI shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of
Parent:

        (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of BEI or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of BEI or any Subsidiary (except for the securities issuable pursuant to outstanding Company options and warrants), or (ii) any assets of BEI or any Subsidiary, except, with respect to assets, in the ordinary course of business and in a manner consistent with past practice;

        (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to BEI or any other Subsidiary; or

        (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock.

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SECTION 13.  POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ
LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMMON SHARES. The purchase of Common Shares by Purchaser pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

    Parent intends to cause the delisting of the Common Shares by Nasdaq following consummation of the Offer.

    NASDAQ LISTING. Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Common Shares would not be eligible to be included for listing if, among other things, the number of Common Shares publicly held falls below 750,000, the number of round lot holders of Common Shares falls below 400 or the market value of such publicly held Common Shares is not at least $5 million. If, as a result of the purchase of Common Shares pursuant to the Offer, the Merger, the Stock Purchase Agreement or otherwise, the Common Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Common Shares will be discontinued. In such event, the market for the Common Shares would be adversely affected. In the event the Common Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Common Shares and the availability of such quotations would, however, depend upon the number of holders of such Common Shares remaining at such time, the interest in maintaining a market in such Common Shares on the part of securities firms, the possible termination of registration of such Common Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by BEI to the Commission if the Common Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by BEI to holders of Common Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Shares. In addition, "affiliates" of BEI and persons holding "restricted securities" of BEI may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause BEI to terminate the registration of the Common Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    MARGIN REGULATIONS. The Common Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Common Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Common Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer constitute "margin securities."

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SECTION 14.  CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer the Minimum Condition shall not have been satisfied, (ii) the HSR Condition shall not have been satisfied, or (iii) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer any of the following conditions shall exist:

        (a) there shall have been instituted or be pending any Action before any governmental authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or materially limit the ownership or operation by BEI, Parent or any of their subsidiaries of all or any of the business or assets of BEI, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries, taken as a whole, or BEI and the Subsidiaries, taken as a whole, or to compel BEI, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of BEI, Parent or any of their subsidiaries that is material to Parent and its subsidiaries, taken as a whole, or BEI and the Subsidiaries, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to BEI's stockholders, including, without limitation, the adoption of the Merger Agreement; or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

        (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to
    (i) Parent, BEI or any subsidiary or affiliate of Parent or BEI, or
    (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the Stockholders Agreement or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

        (c) any material adverse effect on BEI or its ability to consummate the Merger Agreement or the Transactions shall have occurred and is continuing;

        (d) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States that materially and adversely affects the ability of Parent to consummate the Transactions for more than five business days after the expiration of the Offer, or (ii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that materially and adversely affects the ability of Purchaser and Parent to consummate the Transactions or, in the case of such calamity existing on the date hereof, a material acceleration or worsening thereof;

        (e) except as set forth in the two provisos set forth in this paragraph (e), any representation or warranty of BEI in the Merger Agreement shall not be true and correct as if such representation or warranty was made as of any expiration date of the Offer without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Material Adverse Effect contained in such representations and warranties, except for such failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect; PROVIDED, that the representations and warranties of BEI in Sections 4.01, 4.02, 4.03, 4.04, 4.06,

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    4.12, 4.14, 4.17, 4.20 and 4.21 of the Merger Agreement shall not, to the extent qualified by materiality or Material Adverse Effect, be true and correct, or to the extent that any such representation or warranty is not so qualified, shall not be true and correct in any material respect as if such representations or warranties were made as of the date of the expiration of the Offer; and PROVIDED, FURTHER, that those representations or warranties that address matters only as of a specific date shall not be true and correct (subject to the applicable materiality standard as set forth above) as of such date;

        (f) (i) BEI shall have (A) failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of BEI to be performed or complied with by it under the Merger Agreement, or (B) shall have failed to perform or comply in any respect with its agreement and covenant in Section 6.01(f) of the Merger Agreement, or
    (ii) the Supporting Stockholders shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Supporting Stockholders to be performed or complied with by them under the Stockholders Agreement as a result of such failed performance by the Supporting Stockholders, the Purchaser's ability to consummate the Transactions is materially impaired; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms; or

        (h) Purchaser and BEI shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment. Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

SECTION 15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to BEI and the review of certain information furnished by BEI to Parent and discussions between representatives of Parent with representatives of BEI during Parent's investigation of BEI (see Section 10), neither Purchaser nor Parent is aware of (a) any license or other regulatory permit that appears to be material to the business of BEI or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Stockholders Agreement, or (b) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer or the Stockholders Agreement. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in
Section 14 shall have occurred).

    STATE TAKEOVER LAWS. BEI is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or

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associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On May 13, 2002, prior to the execution of the Merger Agreement and the Stockholders Agreement, the BEI Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and the Stockholders Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of BEI. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    BEI, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. For more details, please see Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Based on the fact that BEI has reported both its total worldwide assets and annual worldwide net sales to be less than $10,000,000, Parent and Purchaser believe that no filing is required under the HSR Act.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Purchaser pursuant to the Offer or the Stockholders Agreement. At any time before or after the purchase of the Shares pursuant to the Offer or the Stockholders Agreement by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or the Stockholders Agreement or seeking the divestiture of the Shares purchased by Purchaser or the divestiture of substantial assets of Parent, BEI or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, BEI and their respective subsidiaries are engaged, Parent and Purchaser believe that neither the Offer nor the Stockholders Agreements will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Stockholders Agreement on antitrust grounds will not be made or, if such a challenge is made, what the result would be. For more details, please see Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

    OTHER LAWS AND LEGAL MATTERS. BEI markets its products in foreign countries, and therefore is subject to regulation by non-U.S. governments. Such governments may also attempt to impose additional conditions on BEI's operations conducted in such countries. Purchaser presently intends to take such action as such laws may require.

SECTION 16.  FEES AND EXPENSES.

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Purchaser and Parent have retained D.F. King & Co., Inc. to serve as the Information Agent, and The Bank of New York to serve as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

    Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

    Boston Scientific has agreed with Charles Crocker, BEI's Chairman, and Richard Turner Ph.D., BEI's President and Chief Executive Officer, to direct proceeds to be received by them pursuant to the Offer, in the aggregate amount of $950,000, to a former financial advisor to BEI. Mr. Crocker and Mr. Turner have agreed to pay this amount to such former advisor in connection with the settlement of a claim by the former advisor for compensation made by such former advisor in connection with the Merger Agreement and the Offer.

SECTION 17.  MISCELLANEOUS.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal, and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Purchaser or BEI not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                              Broadway Acquisition Corp.

DATED: MAY 30, 2002

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

1.  Directors and Executive Officers of Purchaser.

    The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. The current business address of each person is One Boston Scientific Place, Natick, Massachusetts 01760-1537. Each such person is a citizen of the United States of America. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser.

Lawrence C. Best                       Mr. Best is the Chief Financial Officer of Purchaser and the
                                       Senior Vice President--Finance & Administration and Chief
                                       Financial Officer of Parent. Please see "Directors and
                                       Officers of Parent" for Mr. Best's biographical information.

Lawrence J. Knopf                      Mr. Knopf is a Director, Vice President--Legal and Secretary
                                       of Purchaser and is Vice President, Assistant Secretary and
                                       Assistant General Counsel of Parent. Mr. Knopf joined Parent in 1993. Prior to joining Parent, Mr. Knopf was a Senior
                                       Associate at the law firm of Bingham Dana LLP. Mr. Knopf
                                       received a Bachelor of Science in Accounting from The
                                       Wharton School of University of Pennsylvania and a J.D. from the University of Michigan.

Stephen F. Moreci                      Mr. Moreci is the President of Purchaser and the Senior Vice
                                       President and Group President, Endosurgery of Parent. Please
                                       see "Directors and Officers of Parent" for Mr. Moreci's
                                       biographical information.

Lawrence R. Neumann                    Mr. Neumann is Vice President--Tax of Purchaser. Prior to
                                       joining Parent in 1996, Mr. Neumann managed the
                                       International Tax department at General Electric. He
                                       received a Bachelor of Science from the University of
                                       Wisconsin.

Paul W. Sandman                        Mr. Sandman is a Director of Purchaser and the Senior Vice
                                       President, Secretary and General Counsel of Parent. Please
                                       see "Directors and Officers of Parent" for Mr. Sandman's
                                       biographical information.

2.  Directors and Executive Officers of Parent.

    The following table sets forth the name, current business address and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. The current business address of each person is One Boston Scientific Place, Natick, Massachusetts 01760-1537. Each such person is a citizen of the United States of America, except
Mr. Colen, who is a Dutch citizen. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                       I

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND
NAME                                                    BUSINESS ADDRESSES THEREOF
----                                   ------------------------------------------------------------
John E. Abele                          Mr. Abele, a co-founder of Parent, has been a Director of
                                       Parent since 1979, Founder Chairman since 1995 and
                                       Co-Chairman from 1979 to 1995. Mr. Abele held the position of Treasurer from 1979 to 1992 and Vice Chairman and
                                       Founder, Office of the Chairman from February 1995 to
                                       March 1996. He was President of Medi-tech, Inc. from 1970 to
                                       1983, and prior to that served in sales, technical and
                                       general management positions for Advanced Instruments, Inc.
                                       Mr. Abele is the Vice Chairman of the Board and Treasurer of
                                       the FIRST (For Inspiration and Recognition of Science and
                                       Technology) Foundation and is also a member of numerous
                                       not-for-profit boards. Mr. Abele received a B.A. degree from
                                       Amherst College.

Lawrence C. Best                       Mr. Best joined Parent in August 1992 as Senior Vice
                                       President--Finance & Administration and Chief Financial
                                       Officer. Previously, Mr. Best had been a partner at Ernst &
                                       Young, certified public accountants, since 1981. From 1979 to 1981, Mr. Best served a two year term as a Professional
                                       Accounting Fellow in the Office of Chief Accountant at the
                                       Securities and Exchange Commission in Washington, D.C.
                                       Mr. Best received a B.B.A. degree from Kent State
                                       University.

Ursula M. Burns                        Ms. Burns joined Parent as a Director in May 2002.
                                       Ms. Burns is President of the Document Systems and Solutions
                                       Group and Corporate Senior Vice President of Xerox
                                       Corporation. After joining Xerox in 1980, Ms. Burns advanced through several engineering and production management
                                       positions. Ms. Burns served as Vice President and General
                                       Manager, Departmental Business Unit from 1997 to 1999,
                                       Senior Vice President, Worldwide Manufacturing and Supply
                                       Chain Services from 1999 to 2000, and Senior Vice President,
                                       Corporate Strategic Services from 2000 until her most recent appointment in October of 2001. She serves on the Board of
                                       Directors of Banta Corporation, Hunt Corporation, the
                                       National Association of Manufacturers, University of
                                       Rochester Medical School and the Industrial Management
                                       Council of Rochester. Ms. Burns earned a Bachelor of Science degree from Polytechnic Institute of New York and a Master of Science degree in mechanical engineering from Columbia
                                       University.

                                       II

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND
NAME                                                    BUSINESS ADDRESSES THEREOF
----                                   ------------------------------------------------------------
Joseph A. Ciffolillo                   Mr. Ciffolillo is a Director of Parent and a private
                                       investor. Mr. Ciffolillo joined Parent in 1983 as President of Medi-tech, Inc. During his tenure at Parent, he also
                                       served as President of Microvasive, Inc. and as Executive
                                       Vice President and Chief Operating Officer from 1989 until his retirement in 1996. In 1992, Mr. Ciffolillo became a
                                       director of Parent. Previously, Mr. Ciffolillo spent twenty years with Johnson & Johnson where he held a number of
                                       management positions including Executive Vice President,
                                       Codman and President, Johnson & Johnson Orthopedic Company,
                                       a company of which he was also a co-founder. Mr. Ciffolillo is a member of the Spray Venture Fund Investment Committee and a member of the Board of Directors of MedSource
                                       Technologies, Inc. He also serves on a number of for-profit and not-for-profit boards. Mr. Ciffolillo is Chairman of the
                                       Advisory Board of the Health Science Technology Division of
                                       Harvard University and the Massachusetts Institute of
                                       Technology. Mr. Ciffolillo received his B.A. from Bucknell
                                       University where he also serves as a Member of the Board of
                                       Trustees.

Fred A. Colen                          Mr. Colen was appointed to the Executive Committee of Parent as Senior Vice President and Chief Technology Officer in
                                       July 2001. Mr. Colen joined Parent in 1999 as Vice
                                       President of Research and Development of Scimed and in
                                       February 2001, he was appointed Senior Vice President,
                                       Cardiovascular Technology of Scimed. Prior to joining
                                       Parent, Mr. Colen was Executive Vice President of
                                       Quality/Speed to Market at St. Jude Medical--CRMD Division
                                       from 1996 where he was responsible for St. Jude's global
                                       bradycardia research and development and product planning
                                       operations. Mr. Colen received an M.S. in Electrical
                                       Engineering, Medical Technology from Technical University,
                                       RWTH Aachen, Germany.

Paul Donovan                           Mr. Donovan joined Parent in March 2000 as Vice President,
                                       Corporate Communications. Most recently, Mr. Donovan was the
                                       Executive Director of External Affairs at Georgetown
                                       University Medical Center, where he directed media,
                                       government and community relations as well as employee
                                       communications since 1998. From 1997 to 1998, Mr. Donovan
                                       was Chief of Staff at the United States Department of
                                       Commerce. From 1993 to 1997, Mr. Donovan served as Chief of
                                       Staff to Senator Edward M. Kennedy and from 1989 to 1993 as
                                       Press Secretary to Senator Kennedy. Mr. Donovan received a
                                       B.A. degree from Dartmouth College.

                                      III

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND
NAME                                                    BUSINESS ADDRESSES THEREOF
----                                   ------------------------------------------------------------
Joel L. Fleishman                      Mr. Fleishman joined Parent as a Director in October 1992.
                                       Mr. Fleishman served as President of The Atlantic
                                       Philanthropies from September 1993 until January 2001, when he became Senior Advisor of that organization. He is also
                                       Professor of Law and Public Policy and has served in various administrative positions, including First Senior Vice
                                       President, at Duke University, since 1971. Mr. Fleishman is a founding member of the governing board of the Duke Center for Health Policy Research and Education and was the
                                       founding director of Duke University's Terry Sanford
                                       Institute of Public Policy. He is the director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the
                                       Professions. Mr. Fleishman also serves as Chairman of the
                                       Board of Trustees of The John and Mary Markle Foundation,
                                       Vice-Chairman of the Board of Trustees of the Urban
                                       Institute and as a director of Polo Ralph Lauren
                                       Corporation. Mr. Fleishman received A.B., M.A. and J.D.
                                       degrees from the University of North Carolina at Chapel
                                       Hill, and an LL.M. degree from Yale University.

Marye Anne Fox                         Dr. Fox joined Parent as a director in October 2001.
                                       Dr. Fox is Chancellor of North Carolina State University and
                                       Professor of Chemistry. From 1976 to 1998, she was a member of the faculty at the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University's Vice
                                       President for Research from 1994 to 1998. Dr. Fox is the
                                       Co-Chair of the National Academy of Sciences'
                                       Government-University-Industry Research Roundtable and
                                       serves on President Bush's Council of Advisors on Science
                                       and Technology. She has served as the Vice Chair of the
                                       National Science Board. She also serves on the boards of a number of other scientific, technological and civic
                                       organizations, and is a member of the Board of Directors of
                                       Red Hat Inc. and the Camille and Henry Dreyfus Foundation.
                                       Dr. Fox also serves on the Board of Directors of W.R.
                                       Grace Co., a specialty chemical company that filed a
                                       petition for reorganization under Chapter 11 of the Federal
                                       Bankruptcy Code in April 2001. She has been honored by a
                                       wide range of educational and professional organizations,
                                       and she has authored more than 350 publications, including five books. Dr. Fox holds a B.S. in Chemistry from Notre
                                       Dame College, an M.S. in Organic Chemistry from Cleveland
                                       State University, and a Ph.D. in Organic Chemistry from
                                       Dartmouth College.

                                       IV

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND
NAME                                                    BUSINESS ADDRESSES THEREOF
----                                   ------------------------------------------------------------
Ray J. Groves                          Mr. Groves joined Parent as a Director in May 1999.
                                       Mr. Groves is President and Chief Operating Officer of
                                       Marsh Inc., a subsidiary of Marsh & McLennan
                                       Companies, Inc. He served as Chairman of Legg Mason Merchant
                                       Banking, Inc. from 1995 to 2001. Mr. Groves served as
                                       Chairman and Chief Executive Officer of Ernst & Young for 17
                                       years until his retirement in 1994. Mr. Groves currently
                                       serves as a member of the Boards of Directors of American
                                       Water Works Company, Inc., Electronic Data Systems
                                       Corporation and Marsh & McLennan Companies, Inc. Mr. Groves
                                       serves on the Boards of Trustees of the New York State
                                       Public Policy Institute and is a member of the Council on
                                       Foreign Relations. He is a former member of the Board of
                                       Governors of the American Stock Exchange and the National
                                       Association of Securities Dealers. Mr. Groves is former
                                       Chairman of the Board of Directors of the American Institute
                                       of Certified Public Accountants. He is a member and former
                                       Chair of the Board of Directors of The Ohio State University
                                       Foundation and a member of the Dean's Advisory Council of
                                       the Fisher College of Business. He is a former member of the
                                       Board of Overseers of The Wharton School, University of
                                       Pennsylvania and served as the Chairman of its Center for
                                       the Study of the Service Sector. Mr. Groves is a managing
                                       director, a member of the executive committee and
                                       Secretary-Treasurer of the Metropolitan Opera Association.
                                       Mr. Groves received a B.S. degree from The Ohio State
                                       University.

Lawrence L. Horsch                     Mr. Horsch joined Parent as a Director in February 1995.
                                       Previously, he had been Chairman of the Board of SCIMED Life
                                       Systems, Inc. from 1977 to 1994, director from 1977 to 1995 and Acting Chief Financial Officer from 1994 to 1995. Since
                                       1990, Mr. Horsch has served as Chairman of Eagle Management
                                       & Financial Corp., a management consulting firm. He was
                                       Chairman and Chief Executive Officer of Munsingwear, Inc.,
                                       from 1987 to 1990. Mr. Horsch also serves on several private company boards. Mr. Horsch received a B.A. degree from the
                                       University of St. Thomas and an M.B.A. degree from
                                       Northwestern University.

                                       V

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND
NAME                                                    BUSINESS ADDRESSES THEREOF
----                                   ------------------------------------------------------------
Paul A. LaViolette                     Mr. LaViolette joined Parent as President, Boston Scientific
                                       International, and Vice President--International in
                                       January 1994. In February 1995, Mr. LaViolette was elected to the position of Senior Vice President and Group
                                       President--Nonvascular Businesses. In October 1998,
                                       Mr. LaViolette was appointed President, Boston Scientific
                                       International, and in February 2000 assumed responsibility for Parent's Scimed, EPT and Target businesses as Group
                                       President, Cardiovascular. In March, 2001, he also assumed the position of President, SCIMED. Prior to joining Parent, he was employed by C.R. Bard, Inc. in various capacities,
                                       including President, U.S.C.I. Division, from July 1993 to
                                       November 1993, President, U.S.C.I. Angioplasty Division,
                                       from January 1993 to July 1993, Vice President and General
                                       Manager, U.S.C.I. Angioplasty Division, from August 1991 to
                                       January 1993, and Vice President U.S.C.I. Division, from
                                       January 1990 to August 1991. Mr. LaViolette received his
                                       B.A. degree from Fairfield University and an M.B.A. degree from Boston College.

Robert G. MacLean                      Mr. MacLean joined Parent as Senior Vice President--Human
                                       Resources in April 1996. Prior to joining Parent, he was
                                       Vice President--Worldwide Human Resources for National
                                       Semiconductor Corporation in Santa Clara, California from
                                       October 1992 to March 1996. Mr. MacLean has held various
                                       human resources management positions in the U.S. and Europe during his career. Prior to his business endeavors, he was
                                       Economics Professor at the University of the Pacific.
                                       Mr. MacLean received his B.A. and M.A. degrees and completed his doctoral studies in economics from Stanford University.

Ernest Mario                           Dr. Mario joined Parent as a director in October 2001.
                                       Dr. Mario is the Founder of Apothogen, Inc., a
                                       pharmaceutical development company and has served as a
                                       senior executive of a number of major international
                                       companies. From 1993 to 1997, Dr. Mario served as
                                       Co-Chairman and Chief Executive Officer of ALZA Corporation,
                                       a research-based pharmaceutical company with leading
                                       drug-delivery technologies, and Chairman and Chief Executive
                                       Officer from 1997 to 2001. Dr. Mario presently serves on the
                                       Boards of Directors of Catalytica Energy Systems, Inc.,
                                       Maxygen, Inc., Millenium Pharmaceuticals, Inc., Orchid
                                       Biosciences, Inc., Pharmaceutical Product Development, Inc.
                                       and SonoSite, Inc. He is also a Trustee of Duke University and Chairman of the Board of the Duke University Health
                                       System. He is the Chairman of the American Foundation for
                                       Pharmaceutical Education and serves as an advisor to the
                                       colleges of pharmacy at the University of Maryland, the
                                       University of Rhode Island and Rutgers University.
                                       Dr. Mario holds a B.S. in Pharmacy from Rutgers, and an M.S.
                                       and a Ph.D. in Physical Sciences from the University of
                                       Rhode Island.

                                       VI

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND
NAME                                                    BUSINESS ADDRESSES THEREOF
----                                   ------------------------------------------------------------
Stephen F. Moreci                      Mr. Moreci was appointed to the Executive Committee of
                                       Parent as Senior Vice President and Group President,
                                       Endosurgery in December 2000. Mr. Moreci joined Parent in
                                       1989 and most recently served as Parent's President of its
                                       Medi-tech division since 1999. From 1989 until 1999,
                                       Mr. Moreci held a variety of management positions within
                                       Parent, including Vice President and General Manager of
                                       Cardiac Assist from 1989 to 1991, Vice President and General
                                       Manager of Microvasive Endoscopy from 1991 until 1995, Group
                                       Vice President of Nonvascular from 1995 until 1996 and
                                       President of Microvasive Endoscopy from 1996 until 1999.
                                       Mr. Moreci received a B.S. degree from Pennsylvania State
                                       University.

N.J. Nicholas, Jr.                     Mr. Nicholas joined Parent as a Director in October 1994.
                                       Mr. Nicholas served as President of Time, Inc. from
                                       September 1986 to May 1990 and Co-Chief Executive Officer of
                                       Time Warner, Inc. from May 1990 until February 1992.
                                       Mr. Nicholas is a director of Xerox Corporation and
                                       Priceline.com. Mr. Nicholas received an A.B. degree from
                                       Princeton University and an M.B.A. degree from Harvard
                                       Business School. He is also the brother of Pete Nicholas,
                                       Chairman of the Board of Parent.

Pete Nicholas                          Mr. Nicholas, a co-founder of Parent, has been the Chairman of the Board of Parent since 1995 and as of May 7, 2002, no longer serves in an executive capacity. He has been a
                                       director since 1979 and served as the Chief Executive
                                       Officer from 1979 to March 1999 and Co-Chairman of the Board from 1979 to 1995. Prior to joining Parent, he was corporate director of marketing and general manager of the Medical
                                       Products Division at Millipore Corporation, a medical device company, and served in various sales, marketing and general management positions at Eli Lilly and Company. He is
                                       currently Vice Chairman of the Board of Trustees of Duke
                                       University and a member of the Board's Executive Committee.
                                       Mr. Nicholas is also a member of the American Academy of
                                       Achievement and has recently received the Phoenix Lifetime
                                       Achievement Award. He is also a recent recipient of the
                                       Ellis Island Medal of Honor, and is a Fellow of the American
                                       Academy of Arts and Sciences. He is a member of the
                                       Massachusetts Business Roundtable and currently serves on
                                       the boards of the Boys & Girls Club of Boston, Massachusetts
                                       High Technology Council, and CEO's for Charter Schools.
                                       Mr. Nicholas also serves on several for profit and
                                       not-for-profit boards. After college, Mr. Nicholas served as an officer in the U.S. Navy, resigning his commission as
                                       lieutenant in 1968. Mr. Nicholas received a B.A. degree from
                                       Duke University, and an M.B.A. degree from The Wharton
                                       School of the University of Pennsylvania. He is also the
                                       brother of N.J. Nicholas, Jr., a director of Parent.

                                      VII

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND
NAME                                                    BUSINESS ADDRESSES THEREOF
----                                   ------------------------------------------------------------
Uwe E. Reinhardt                       Dr. Reinhardt joined Parent as a Director in May 2002.
                                       Dr. Reinhardt is the James Madison Professor of Political
                                       Economy and Professor of Economics and Public Affairs at
                                       Princeton University where he has taught since 1968.
                                       Dr. Reinhardt is a senior associate of the University of
                                       Cambridge, England and a Trustee of Duke University, the
                                       Duke University Health System, H&Q Healthcare Investors and
                                       H&Q Life Sciences Investors. He is a member of the Board of
                                       Directors of the Amerigroup Corporation and Triad
                                       Hospital, Inc. and has been or is a member of numerous
                                       editorial boards. Dr. Reinhardt is also a member of the
                                       National Advisory Council (NAC) for Health Care Policy,
                                       Research and Evaluation for the Agency for Healthcare
                                       Research and Quality, U.S. Department of Health and Human
                                       Services. Dr. Reinhardt received a Bachelor of Commerce
                                       degree from the University of Saskatchewan, Canada and a
                                       Ph.D. in economics from Yale University.

Warren B. Rudman                       Senator Warren B. Rudman joined Parent as a Director in
                                       October 1999. Senator Rudman became a partner in the
                                       international law firm Paul, Weiss, Rifkind, Wharton, and
                                       Garrison in 1992 after serving two terms as a U.S. Senator from New Hampshire from 1980 to 1992. Senator Rudman serves on the Boards of Trustees of Valley Forge Military Academy,
                                       the Brookings Institution, and the Council on Foreign
                                       Relations. He also serves on the boards of Allied Waste
                                       Industries, Inc., The Chubb Corporation, Collins & Aikman
                                       Corporation, Raytheon Corporation and several funds managed by the Dreyfus Corporation. He is also the founding
                                       co-chairman of the Concord Coalition. Senator Rudman
                                       received a B.S. from Syracuse University and a LL.B. from
                                       Boston College Law School and served in the U.S. Army during the Korean War.

Paul W. Sandman                        Mr. Sandman joined Parent as Senior Vice President,
                                       Secretary and General Counsel in May 1993. From March 1992
                                       through April 1993, he was Senior Vice President, General
                                       Counsel and Secretary of Wang Laboratories, Inc., where he was responsible for legal affairs. From 1984 to 1992,
                                       Mr. Sandman was Vice President and Corporate Counsel of Wang
                                       Laboratories, Inc., where he was responsible for corporate and international legal affairs. Mr. Sandman received his
                                       A.B. from Boston College, and his J.D. from Harvard Law
                                       School.

James H. Taylor, Jr.                   Mr. Taylor joined Parent as Senior Vice President of
                                       Corporate Operations in August 1999. Mr. Taylor most
                                       recently served as Vice President of Global Technology at
                                       Nestle Clinical Nutrition from 1995 to 1997. Prior to
                                       joining Nestle, he completed a thirty-year career at Baxter
                                       International, where he held a broad range of positions in operations management, including from 1992 to 1995, the
                                       position of Corporate Vice President of Manufacturing
                                       Operations and Strategy. Mr. Taylor received his B.A. degree from the University of North Carolina.

                                      VIII

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND
NAME                                                    BUSINESS ADDRESSES THEREOF
----                                   ------------------------------------------------------------
James R. Tobin                         Mr. Tobin joined Parent as Director, President and Chief
                                       Executive Officer in March 1999. Prior to joining Parent,
                                       Mr. Tobin served as President and Chief Executive Officer of
                                       Biogen, Inc. from 1997 to 1998 and Chief Operating Officer of Biogen from 1994 to 1997. From 1972 to 1994, Mr. Tobin
                                       served in a variety of executive positions with Baxter
                                       International, including President and Chief Operating
                                       Officer from 1992 to 1994. Previously, he served at Baxter as Managing Director in Japan, Managing Director in Spain,
                                       President of Baxter's I.V. Systems Group and Executive Vice
                                       President. Mr. Tobin currently serves on the Boards of
                                       Directors of Beth Israel Deaconess Medical Center, the
                                       Carl J. Shapiro Institute for Education and Research,
                                       Curis, Inc. and Applera Corporation (formerly PE
                                       Corporation). Mr. Tobin holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Tobin also served as a lieutenant in the U.S. Navy from 1968 to 1972.

                                       IX

    The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                              THE BANK OF NEW YORK

      BY MAIL:               BY HAND:         BY OVERNIGHT COURIER:    FACSIMILE NUMBER:
  Tender & Exchange      Tender & Exchange      Tender & Exchange        (For Eligible
     Department             Department             Department         Institutions Only)
   P.O. Box 11248      One Wall Street, 3rd   385 Rifle Camp Road,      (973) 247-4077
Church Street Station          Floor                5th Floor         FOR CONFIRMATION OF
    New York, NY        New York, NY 10286      West Paterson, NJ         FACSIMILE:
     10286-1248                                       07424             (973) 247-4075

                               OTHER INFORMATION:

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others CALL TOLL-FREE: (800) 848-3402

                                       X